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                                                                    Exhibit 99.1

NEWS BULLETIN                           RE:   NMT Medical, Inc.
    FROM:                                     27 Wormwood Street
                                              Boston, MA 02210-1625
                                              (Nasdaq/NMS:NMTI)

FRB|Weber Shandwick

--------------------------------------------------------------------------------
FOR FURTHER INFORMATION

AT THE COMPANY                                AT FRB WEBER SHANDWICK
--------------                                ----------------------
Richard E. Davis                              General Info:  Alison Ziegler
Vice President and CFO                        Analyst Info:  Julie Tu
(617) 737-0930                                Media Info:    Judith Sylk-Siegel
                                              (212) 445-8400

             NMT MEDICAL ANNOUNCES SALE OF VENA CAVA FILTER ASSETS
             -----------------------------------------------------

BOSTON, Nov. 5, 2001-- NMT Medical, Inc. (Nasdaq: NMTI - news) announced today that it has sold assets comprising NMT's vena cava filter business to C.R. Bard, Inc. (NYSE: BCR - news).

As was announced on October 19, 2001, in exchange for these assets, NMT will receive $27 million in upfront cash payments, of which $8.5 million was paid at closing and the remainder will be paid on or about January 2, 2002. Under the agreement with Bard, NMT will receive up to an additional $7 million in cash upon the achievement of certain NMT performance and delivery milestones. In addition to these cash payments, NMT will receive ongoing royalty payments from Bard on sales of vena cava filter products and will continue to manufacture the product for an interim period of time.

With the proceeds from the sale, NMT repaid in full its senior subordinated debt to Whitney & Co. in the aggregate amount of approximately $4.5 million. In addition, NMT paid $2.25 million and issued 40,000 shares of its common stock to The Beth Israel Deaconess Medical Center in exchange for an assignment of all of Beth Israel's rights with respect to the technology underlying the vena cava filter business and a general release of claims.

NMT and Dr. Morris Simon, a member of the board of directors of NMT, have exchanged letters disputing, among other things, rights to royalty payments relating to the sale of products in the vena cava filter business. In this correspondence, the parties have indicated an intention to arbitrate these disputes but no hearings have been scheduled to date.

NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's cardiovascular business unit provides the interventional cardiologist, interventional radiologist, and vascular surgeon with proprietary catheter-based implant technologies that minimize or prevent the risk of embolic events. The cardiovascular business unit also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. The NMT neurosciences business


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unit serves the needs of neurosurgeons with a range of implantable and single-use products, including cerebral spinal fluid shunts, external drainage products, and aneurysm clips.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding the ability of the Company to satisfy performance and delivery milestones, the receipt of royalty payments on sales by C.R. Bard, Inc. and the arbitration with Dr. Simon, involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as amended and subsequent filings with the Securities and Exchange Commission.

  For additional information on NMT Medical, Inc., please visit the Company's website at
                              www.nmtmedical.com.
                              -------------------

                                       ###

 FRB Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.